FILED
In the Office of the
Secretary of State of Texas

SEP 1 4 1994

Corporations Section

ARTICLES OF ORGANIZATION

OF

TETON ADVISERS LLC

I, the undersigned natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Texas Limited Liability Company Act (the "Act"), Vernon's Civil Statutes Art. 1528n, as amended, do hereby adopt the following Articles of Organization for such limited liability company:

ARTICLE I

The name of the limited liability company is Teton Advisers LLC (the "Company").

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The Company is organized for the purpose of engaging in any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

ARTICLE IV

The address of its initial registered office is 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, and the name of its initial registered agent at such address is George W. Coleman.

ARTICLE V

The Company is to have a manager or managers, and the names and addresses of the initial manager or managers who are to serve as managers until the first annual meeting of the members or until their successors are duly elected are:

Name	Address

Bruce N. Alpert	One Corporate Center Rye, New York 10580
Joseph R. Rindler	One Corporate Center Rye, New York 10580
John D. Gabelli	One Corporate Center Rye, New York 10580

The managers shall have the power to alter, amend or repeal the regulations of the Company or to adopt new regulations.

ARTICLE VI

The name and address of the organizer of the Company is:

Name	Address
George W. Coleman	Jenkens & Gilchrist 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202

ARTICLE VII

Membership interests shall consist of two classes: Class A Interests and Class B Interests. In all respects other than voting, the Class A Interests and the Class B Interests shall enjoy the same rights. On each matter for which a membership interest is entitled to vote, a member shall, except as required by law, have one (1) vote for each Class A Interest owned by the member and no votes for any Class B Interest owned by the member. Cumulative voting is not allowed. The number of Interests owned by a member shall be specified in or pursuant to the Regulations of the Company.

ARTICLE VIII

The managers of the Company, in their sole discretion, shall have the power, on behalf of the Company, to indemnify persons for whom indemnification is permitted by Article 2.20 of the Act and Article 2.02-1 of the Texas Business Corporation Act, as amended (the "TBCA"), to the fullest extent permissible under Article 2.20 of the Act and Article 2.02-1 of the TBCA, and may purchase such liability, indemnification and/or other similar insurance as the managers from time to time shall deem necessary or appropriate, in their sole discretion.

The Company may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a manager, officer, employee or agent of the Company or who is or was serving at the request of the Company as a director, manager, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the Company or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the Company would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Article VIII shall be cumulative of any other power of the managers and/or any rights to which such a person or entity may be entitled by law, the Articles of Organization and/or regulations of the Company, contract, other agreement, vote or otherwise.

ARTICLE IX

These Articles of Organization may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the affirmative vote of members owning more than fifty percent (50%) of all issued and outstanding Class A Interests; provided, however, that no such amendment, modification, supplement or restatement shall adversely affect the rights of Class B Interests without the affirmative vote of more than fifty percent (50%) of all issued and outstanding Class B Interests.

ARTICLE X

Pursuant to Article 1302-7.06, Texas Miscellaneous Corporation Laws Act, as amended, no manager of the Company shall be liable, personally or otherwise, in any way to the Company or its members for monetary damages caused in any way by an act or omission occurring in the manager's capacity as a manager of the Company, except as otherwise expressly provided by Article 1302-7.06.B, as amended.

ARTICLE XI

Any action required to be taken at any annual or special meeting of the members of the Company, and/or any action that may be taken at any annual or special meeting of the members of the Company, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by a member or members having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all members entitled to vote on the action were present and voted. Such action shall be taken in accordance with any applicable provisions of the Act.

IN WITNESS WHEREOF, I have hereunto set my hand, this 14th day of September, 1994.

George W. Coleman

DISCLAIMER

I, the undersigned, being the organizer of Teton Advisers LLC, a limited liability company filed with the Secretary of State of the State of Texas, do hereby disclaim any and all interests in said company.

George W. Coleman